The Spain Fund, Inc.
500 Plaza Drive - Secaucus - NJ  07094
(201) 319-4000


Management Statement Regarding Compliance with
Certain Provisions of the Investment Company Act of 1940

We, as members of management of The Spain Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with the requirements. We have performed an evaluation of the Company's compliance with the requirement of subsections (b) and
(c) of Rule 17f-2 as of February 25, 2004, and from November 30, 2003 through February 25, 2004.

Except as indicated below, all securities owned by the Company as reflected in the accounting records of the Company at February 25, 2004, and which are denoted by such records as being under the control of Banco Bilbao Vizcaya Argentaria, S.A. ("the subcustodian") were held in book entry form by the Spanish central depository, Servicio de Compensacion y Liquidacion de Valores ("SCL"). The securities maintained by SCL are held in an omnibus account on behalf of the subcustodian. At February 25, 2004, the subcustodian physically held 687,039 shares of Unidad Editorial, S.A. Series A.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as February 25, 2004, and from November 30, 2003 through February 25, 2004, with respect to securities reflected in the investment account of the Company.


The Spain Fund, Inc.
By:



____________________________________
Michelle Palmieri
Assistant Controller


____________________________________
Vincent Noto
Controller